Exhibit 99.1

Contacts:
At	Investor Relations:

Cambridge Heart:	Allen & Caron
Vincenzo LiCausi	Matt H. Clawson
Chief Financial Officer	(949) 474-4300
(978) 654-7600	matt@allencaron.com
vincenzol@cambridgeheart.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE THREE AND SIX MONTHS
ENDED JUNE 30, 2012

Tewksbury, Mass., August 14, 2012—Cambridge Heart, Inc. (OTCBB: CAMH), a developer of non-invasive diagnostic tests for cardiac disease, today reported results for the three and six months ended June 30, 2012.  Full financial statements and corresponding commentary can be found in the Company's Form 10-Q, which will be filed with the Securities and Exchange Commission on August 14, 2012.

Using innovative technologies, Cambridge Heart addresses a key problem in cardiac diagnosis – the identification of those at risk of sudden cardiac death. Sudden cardiac arrest (SCA) accounts for approximately one third of all cardiac deaths, or approximately 300,000 deaths, in the United States each year – more than lung cancer, breast cancer and HIV/AIDS combined.  Out-of-hospital survival is less than 8%, making prediction and prevention critically important.  It is estimated that there are approximately 10 to 12 million heart attack and heart failure patients in the U.S. who can benefit from annual Microvolt T-Wave Alternans (MTWA) testing.  MTWA is a marker of SCA risk which is measured during a non-invasive treadmill test using Cambridge Heart’s proprietary technologies. The Company’s MTWA test is the only one of its kind that is reimbursed by Medicare under a National Coverage Policy.

Commenting on the results of the second quarter and recent events, Cambridge Heart CEO Ali Haghighi-Mood said, “As previously announced, in the second quarter revenue continued to be lower than expected, prompting the company to initiate a significant restructuring in order to reduce its cash burn.  Under the new structure, we continue to support our customer base and distribution partners while exploring our strategic alternatives.”  Mr. Haghighi-Mood added, “We are in the early stages of these exploratory activities, and look forward to providing an update in coming months.”

Financial Results for the Three Months ended June 30, 2012

Total revenue for the second quarter ended June 30, 2012 was $461,000, compared to total revenue of $542,000 reported during the same period of 2011.  The decrease in revenue compared to the same period in 2011 is largely attributable to less focus and resources spent on selling the stand-alone HearTwave II System as we transitioned to the MTWA Module strategy and the implementation of the no-charge MTWA Module program introduced last July.

Cost of sales for the second quarter of 2012 was $413,000, compared to $416,000 in the same period in 2011. Gross profit, as a percent of revenue, for the three months ended June 30, 2012 and 2011 was 10% and 23%, respectively.  The decrease in gross profit compared to 2011 is mostly due to the cost of goods of the MTWA Modules shipped during the quarter in connection with the Company’s initiative with our OEM partner launched in July 2011 whereby the MTWA Module was provided to them at no charge.

Operating expenses for the second quarter of 2012 were $1,498,000, a decrease of $23,000, or 2%, compared to $1,521,000 in the second quarter of 2011. The decrease in operating expense is driven by lower selling, general and administrative costs.

The operating loss for the second quarter of 2012 was $1,449,000 compared to an operating loss of $1,396,000 for the same period last year. Included in the operating loss for the second quarter of 2012 was $150,000 of non-cash stock-based compensation expense, compared to $91,000 in the comparable 2011 period. The net loss for the quarter was $1,303,000, or $0.01 per share, compared to a net loss of $1,397,000, or $0.01 per share, in the comparable 2011 period.

Financial Results for the Six Months ended June 30, 2012

Total revenue for the six months ended June 30, 2012 was $1,016,000, compared to total revenue of $1,179,000 reported during the same period of 2011.

Cost of sales for the first half of 2012 was $927,000, compared to $858,000 in the same period in 2011. Gross profit, as a percent of revenue, for the six months ended June 30, 2012 and 2011 was 9% and 27%, respectively.

Operating expenses for the six-month periods ended June 30, 2012 and 2011 were $3,205,000 and $3,046,000, respectively. The increase was due to broker and consultative fees incurred in connection with the issuance of the 2012 Notes.

The operating loss for the six months ended June 30, 2012 was $3,117,000 compared to an operating loss of $2,726,000 for the same period last year. Included in the operating loss for the six-month periods of 2012 and 2011 was $227,000 and $190,000, respectively, of non-cash stock-based compensation expense. The net loss for the 2012 period was $3,152,000, or $0.03 per share, compared to a net loss of $2,730,000, or $0.03 per share, in the comparable 2011 period.

The Company ended the second quarter with unrestricted cash and cash equivalents of $421,000. The cash used by operations was $2,759,000 for the six months ended June 30, 2012, compared to $2,536,000 for the same period in 2011.  The Company believes that the existing resources and currently projected financial results are sufficient to fund operations into October of 2012.

As of June 30, 2012, the Company had a total of 124 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C-1 preferred stock and the Series D preferred stock into shares of common stock. In addition, there are options and warrants outstanding to purchase 58.0 million shares of common stock, bringing the fully diluted share count to 182 million shares of common stock.

Questions can be directed to the Company's management or its investor relations firm at the contact numbers provided.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company's products incorporate proprietary Microvolt T-Wave Alternans™ (MTWA) measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company's MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. For additional information, please refer to the Company's website at: http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates", "could", and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  Forward-looking statements include statements about the Company's belief that it will be able to maintain support of its existing customer base, international distributor network and OEM partner, and that  proceeds from the full exercise of the AIR and projected revenue would provide up to twelve months of additional operating capability. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, material deviations from our current operating plan, lower than expected sales, failure to obtain or maintain adequate levels of government and third-party reimbursement for use of our MTWA test, customer delays in making final buying decisions, decreased demand for our products, failure to obtain or maintain patent protection for our technology, overall economic and market condition  and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.sec.gov.  In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

- Financial information follows -

Cambridge Heart, Inc.
Financial Highlights

Statement of Operations	Three months ended June 31,		Six months ended June 30,
	2011	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$541,705	$461,481	$1,178,767	$1,015,636

Cost of goods sold	416,005	413,326	858,449	927,039
Gross profit	$125,700	$48,155	$320,318	$88,597

Costs and expenses
Research and development	87,933	122,374	206,989	209,735
Selling, general and administrative	1,433,272	1,375,210	2,839,141	2,995,382
Total operating expenses	$1,521,205	$1,497,584	$3,046,130	$3,205,117

Loss from operations	$(1,395,505)	$(1,449,429)	$(2,725,812)	$(3,116,520)

Interest income	437	1,559	494	1,568
Interest expense	(2,356)	(190,720)	(4,963)	(927,513)
Change in valuation of warrant	-	267,273	-	761,819
Change in valuation of embedded derivative	-	68,340	-	128,320
Net loss	$(1,397,424)	$(1,302,977)	$(2,730,281)	$(3,152,326)

Net loss per common share - basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Weighted average shares outstanding - basic
and diluted	98,158,604	100,112,960	97,803,434	100,112,960

Balance Sheet	December 31,	June 30,
	2011	2012
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$312,610	$421,349
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	285,815	144,194
Inventory, net	444,377	430,785
Other prepaid assets	128,619	198,050
Total current assets	1,271,421	1,294,378

Fixed assets, net	182,111	164,458
Restricted cash, net current portion	200,000	100,000
Other assets	78,264	41,416
Total assets	$1,731,796	$1,600,252

Liabilities and stockholders' deficit
Accounts payable and accrued expenses	$1,474,963	$1,455,676
Convertible promissory notes payable, net	600,000	215,858
Current portion of capital lease obligation	6,689	7,729
Total current liabilities	2,081,652	1,679,263
Embedded derivative liability on a convertible note	-	27,920
Derivative warrant liability	-	3,172,726
Capital lease obligation, net of current portion	22,014	17,871
Total liabilities	2,103,666	4,897,780
Convertible preferred stock	12,747,990	12,747,990

Stockholders' deficit
Common stock	100,113	100,113
Additional paid-in-capital	93,338,578	93,565,246
Accumulated deficit	(106,558,551)	(109,710,877)
Total stockholders' deficit	(13,119,860)	(16,045,518)
Total liabilities and stockholders' deficit	$1,731,796	$1,600,252